Exhibit 10.8

Form of Spinco Non-Employee Director Award

FORM OF NON-EMPLOYEE DIRECTOR AWARD AGREEMENT

[Grant Date]

Dear [Participant Name]:

Pursuant to the 2026 Stock Plan for Non-Employee Directors (the “Plan”) of MSG Rangers Corp. (formerly known as MSGS Spinco, Inc.) (the “Company”), you have been granted, effective as of [Grant Date], [Quantity Granted] restricted stock units (“Units”) (such grant, the “Award”). The Units are granted subject to the terms and conditions set forth below and in the Plan.

Capitalized terms used but not defined in this agreement (this “Agreement”) have the meanings given to them in the Plan.

1. RESTRICTED STOCK UNITS:

1.1 Each Unit shall represent a fully vested unfunded, unsecured promise by the Company to deliver to you (or, if applicable, to an Approved Transferee (as defined below) in accordance with Section 2 below) one share of the Company’s Class A Common Stock, par value $.01 per share (“Share”) or, in the sole discretion of the Committee pursuant to Section 6.2.2 of the Plan, cash equal to the Fair Market Value of a Share, on the first business day after the expiration of 90 days following the date on which you terminate your service as a member of the Board of Directors (the “Delivery Date”).

1.2 Notwithstanding any other provision to the contrary, if you die prior to the Delivery Date, the Shares (or cash in lieu of all or any portion thereof) corresponding to your outstanding Units shall be delivered as soon as practicable thereafter to your estate (or, if applicable, to an Approved Transferee in accordance with Section 2 below).

1.3 Prior to the Delivery Date, at or promptly after the time of distribution of any ordinary cash dividend paid by the Company in respect of the Shares, the record date for which occurs on or after the date hereof, you (or, if applicable, an Approved Transferee in accordance with Section 2 below) shall be entitled to receive an amount in cash equal to such ordinary cash dividend payment that would have been made in respect of the Shares underlying the Units, as if the Shares had been actually delivered.

1.4 Any recapitalization, change in control or going private transaction of the Company shall be treated as a “similar corporate transaction” for purposes of Section 5.2 of the Plan.

2. The Units (or any rights and obligations thereunder) granted to you may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of, whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Units (and any rights thereunder) shall be exercisable during your lifetime only by you or your legal representative. Notwithstanding the immediately preceding sentence, (a) the Units may be transferred to a trust or similar vehicle for the benefit of a member of your immediate family, so long as (1) you remain a trustee or co-trustee of the trust, and (2) you provide the Company with at least three (3) business days advanced written notice of any such transfer (an “Approved Transferee”), and (b) the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, you to transfer any Unit to any other person or entity that the Committee so determines. Any assignment in violation of the provisions of this Section or Section 11 of the Plan shall be void.

3. It is the Company’s intent that the Award granted comply in all respects with Rule 16b-3 of the Exchange Act. All actions with respect to Units under the Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act, as amended, and any regulations promulgated thereunder. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Exchange Act or any amendments thereto or any successor regulation, then the Committee may make such modifications so as to conform the Units granted thereunder to the requirements of Rule 16b-3 of the Exchange Act.

4. If the Company shall be required to withhold any amounts by reason of any federal, state or local tax laws, rules or regulations in respect of the Units, you shall make available to the Company, promptly when requested by the Company, sufficient funds to meet the requirements of such withholding and the Company shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to the Company out of any funds or property to become due to you.

5. It is the Company’s intent that the Award comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and that the Award be administered and interpreted accordingly. If and to the extent that any payment or benefit under the Award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of service, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or earlier death). Notwithstanding any provision of Sections 3.2, 7 or 9 of the Plan to the contrary, any amendment to the terms of any outstanding Award or any delay in the issuance or delivery of Shares shall comply with Section 409A.

6. The Units granted by this Award are being issued pursuant and subject to the Plan. Capitalized terms used herein without definition shall have the meanings given to such terms that are defined in the Plan.

7. Execution of this Agreement by the Company and/or by you may be in the form of an electronic, manual or similar signature, and such signature shall be treated as an original signature for all purposes.

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MSG RANGERS CORP.

By:
Name:
Title:

By your electronic acknowledgement of acceptance, you (i) acknowledge that a complete copy of the Plan and an executed original of this Agreement have been made available to you and (ii) agree to all of the terms and conditions set forth in the Plan and this Agreement.